Exhibit 99.1

VIASPACE RECEIVES ORDER FOR HYDROGEN FUEL CELL HUMIDITY MEASUREMENT INSTRUMENTS

PASADENA, CA.—June 29, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that has received an order for five of its new laser based instruments to measure the humidity level in hydrogen fuel cells from Fuel Cell Technologies, Inc., a leading supplier of fuel cell test systems based in Albuquerque, New Mexico.

Fuel Cell Technologies (FCT) provides state-of-the-art, LabVIEW-based fuel cell test systems, cell hardware and uniquely designed humidity bottles and humidification systems. The FCT testing station incorporates a myriad of advanced features including AC Impedance to quickly and accurately measure real and imaginary components of cell resistance.

The performance of hydrogen fuel cells using a Polymer Electrolyte Membrane (PEM) depends on the moisture level of the membrane. The membrane only conducts protons when it is hydrated or moist. The moisture is provided by water vapor in the incoming air or hydrogen stream. The VIASPACE instrument will provide real-time measurements of the amount of water vapor in these gas streams.

Fuel Cell Technologies CEO, Chuck Derouin reports, “Our current test stations include the ability to humidify the air and hydrogen gas streams into the fuel cell. With the VIASPACE instrument, we will be able to directly measure the humidity level in real-time. This should help our customers optimize their fuel cell designs.”

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

About Fuel Cell Technologies, Inc.: Fuel Cell Technologies (FCT), based in Albuquerque, NM was incorporated in 1993, making it one of the most experienced companies in the fuel cell industry as a supplier of custom designed testing hardware and software.  Prior to the introduction of Fuel Cell Technologies, the founders of the company, Chuck Derouin and Software Engineer, Don McMurry, each worked for over 15 years in the Los Alamos National Laboratory Fuel Cell Core Research Program. The scientists, engineers, and technicians in this development group were the original pioneers of modern-day, fuel cell technology. For more information, see the web site www.fuelcelltechnologies.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.